FOR IMMEDIATE RELEASE                          CONTACT: Nancy Moses
March 29, 1996                                       (202) 872-2680

                       Pepco Stockholders Approve
                         Merger With BGE To Form
                    Constellation Energy Corporation

     Potomac Electric Power Company (NYSE:POM) announced that at a special meeting in Washington, D.C. today stockholders approved the agreement to merge with Baltimore Gas and Electric Company (NYSE:BGE) to form Constellation Energy Corporation.

     At the meeting, Edward F. Mitchell, PEPCO Chairman of the Board and Chief Executive Officer, said, "We believe that combining our two financially strong and low-cost utility companies provides opportunities to reduce operating costs and maintain competitive rates. This merger will create one very strong company to serve the core of the fourth largest metropolitan marketplace in the nation. By continuing to provide low-cost energy, the new company should foster economic expansion and growth that will benefit shareholders, customers, employees and our communities as we move into the 21st century."

     Completion of the strategic business combination, which will create the ninth largest electric utility company in the country, is subject to receipt of necessary approvals from regulatory authorities. These include the Federal Energy Regulatory Commission, the Public Service Commissions of Maryland and the District of Columbia, and the Nuclear Regulatory Commission. The companies anticipate final completion of the merger in early spring 1997.

     Holders of 75.5 percent of the outstanding shares of PEPCO common stock approved the merger agreement and plan; a 66-2/3 percent approval vote was required. Holders of 62.2 percent of the outstanding shares of PEPCO preferred stock also approved the merger; a majority approval vote was required. Also, holders of 85.6 percent of shares of PEPCO stock represented in person or by proxy approved the adoption of the Constellation Energy Corporation Long-Term Incentive Plan.

     Shareholders of BGE are also meeting today in Baltimore to vote on approval of the merger.
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